MANAGEMENT INCENTIVE BONUS PLAN

OF

THE QUAKER OATS COMPANY

(As Amended and Restated Effective as of May 13, 1998)

  PURPOSE AND ELIGIBILITY

  The Plan is designed to promote the interest of The Quaker Oats Company (the "Company") and its shareholders by providing incentive bonuses for officers and other managerial employees of the Company and its subsidiaries.

  ADMINISTRATION

  The Plan shall be administered by a Compensation Committee (the "Committee") of the Board of Directors of the Company who shall not be eligible to participate in the Plan.

  BONUS FUND

  The Committee shall determine the amount of the Bonus Fund for each fiscal year. The Committee shall establish the criteria it will use in determining the amount of the Bonus Fund, which criteria shall be communicated to Plan participants to the extent deemed feasible by the Chief Executive Officer.

  AWARDS

  For each fiscal year the Committee shall determine the amounts that shall be paid from the Bonus Fund as individual awards for each officer who is also a Director of the Company and the aggregate amount available from the Bonus Fund or awards to other eligible employees. The Chief Executive Officer shall determine the employees and the amount each shall receive from such aggregate amount. All bonus payments shall be made as soon as practicable after the close of the fiscal year except where the Chief Executive Officer, in his discretion, directs that a delay in payment to certain eligible employees would further the purpose of the Plan.

  CHANGE IN CONTROL

    If within two years of a Change in Control, a salaried employee of the Company or any of its subsidiaries as of such Change in Control is involuntarily terminated, or such employee terminates employment in lieu of accepting continued employment with the Company or any of its subsidiaries which involves a significant change in the employee's terms and conditions of employment, payment shall be made to the employee within a reasonable time thereafter of the employee's incentive bonus as provided herein below.

    For purposes hereof, "involuntarily terminated" shall mean involuntary termination of employment with the Company or any of its subsidiaries, other than death, physical or mental incapacity, voluntary resignation, retirement, gross misconduct, or due to the sale of a plant, profit center, division or subsidiary of Quaker as an on-going entity if the affected employee is hired by, or is offered continued employment by, the successor or purchasing entity.

    For the purposes hereof "significant change in the employee's terms and conditions of employment" shall mean: (i) any reduction of the employee's salary; (ii) the location of continued employment is beyond 30-mile radius of the employee's location of employment immediately prior to the Change in Control; (iii) the employee is to be paid on an hourly basis; (iv) there is a significant change in the nature or scope of any of the authorities and powers which the employee may exercise or is exercising, and duties and functions which the employee may perform or is performing, immediately prior to the Change in Control; or (v) or a reasonable determination by the employee that, as a result of the Change in Control, his position is significantly affected so that he is unable to exercise any authorities and powers, or perform any duties and functions described in (iv).

    For purposes hereof, "incentive bonus" shall mean any form of bonus payment for which the employee would have been eligible immediately prior to the Change in Control, but which is not paid to the employee as of employment termination. For an entire fiscal year ending prior to termination of employment such incentive bonus shall be deemed to be an amount equal to the greater of target bonus or bonus earned, and such bonus for the fiscal year including termination of employment (on a pro rata basis in reference to the complete number of months of employment during such fiscal year), shall be an amount equal to the greater of target bonus or bonus earned.

    Following a Change in Control, no alteration, modification or revision affecting the underlying payment to be provided in accordance with the foregoing resolution may be made if such amendment would reduce the amount of such payment the employee is entitled, or may otherwise become entitled to hereunder following such Change in Control.

    For purposes hereof, "Change in Control" shall be deemed to have occurred if:

(a) any "Person," which shall mean a "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

(b) during any period of 24 consecutive months (not including any period prior to May 13, 1998), individuals, who at the beginning of such period constitute the Company's Board of Directors (the "Board"), and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c)(2) or (d) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of the period cease for any reason to constitute at least a majority thereof;

(c) the stockholders of the Company approve (1) a plan of complete liquidation of the Company or (2) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (d)(1) or (d)(2) of this Section; or

(d) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than:

(1) such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or

(2) such a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

In this paragraph (d), "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company who were directors immediately prior thereto" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c)(2), (d)(1) or (d)(2) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

The Quaker Oats Company
Dated: August 30, 1999	By: /s/ Pamela S. Hewitt
Its Senior Vice President